Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made, effective on the 20th day of JUNE 2025 by CARING BRANDS, INC. (CABR), 1061 Indiantown Road Suite 110 Jupiter FL and its affiliates and related entities (the “Company”) and Genesis One Holdings, LLC of 1309 Coffeen Ave Sheridan WY 82801 (the “Consultant”)(collectively, the “Parties”).

RECITALS

WHEREAS, the Consultant is in the business of assisting companies in financial advisory, strategic business planning, investor relations, broker liaison for capital and market events and corporate communications services;

WHEREAS, the Company desires to engage Consultant to perform consulting services relating to Company management, governance, debt structure, capital structure, business plans, and business development in connection with any capitalization transactions involving the Company and any newly created or existing entities;

WHEREAS, the Company recognizes that the Consultant is not in the business of stock brokerage, investment advice, activities which require registration under the Securities and Exchange Act of 1934 (hereinafter the “Exchange Act”), underwriting, investment banking, is not an insurance Company, nor does it offer services to the Company which may require regulation under federal or state securities laws; and;

WHEREAS, the Parties agree, after having a complete understanding of the services desired and the services to be provided, that the Company desires to retain Consultant to provide such assistance through its services for the Company, and the Consultant is willing to provide such services to the Company.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which is expressly acknowledged, Company and Consultant agree as follows:

1. Advisory Services. The Company hereby engages Consultant and Consultant hereby accepts the engagement to perform services at the request of the Company, which may include the services described in “Exhibit A - Scope of Services and Goals (“Advisory Services”). The Parties understand and agree that due to the extensive knowledge, contacts, and experience of the Consultant that it would not make itself available to the Company without this firm engagement upon the terms stated in this Agreement or otherwise than for all cash payments, and that the compensation being paid in the form of restricted common stock or its equivalent, is being accepted by the Consultant as an accommodation to the Company due to its lack of cash, capital and structure and business at this point. Consultant shall report directly to the Chief Executive Officer and the Chief Financial Officer.

2. Term. The term of this Agreement shall commence on the date of execution of this Agreement and will continue for a minimum of 60 days.

3. Compensation. Company shall compensate Consultant for services rendered pursuant to this Agreement as follows:

a.	In consideration for the engagement by the Company for the performance of Advisory Services, Company agrees to pay, Consultant in the form of restricted equity of CBRA with full voting rights (the “Shares”) 200,000 shares as a fully paid engagement fee for the engagement of the Consultant’s considerable expertise and experience and its commitment to work for the Company, and for the Advisory Services.

b.	The Company agrees that upon the issuance of the Shares, the Shares:

i.	Were earned in full by Consultant;

ii.	Paid in full by Company;

iii.	There are no encumbrances thereon;

iv.	Are and shall be issued in accordance with the covenants of this Agreement;

v.	Are nonrefundable, noncancellable and nonapportionable;

vi.	Were not, are not and shall not be construed as a prepayment for future services.

c.	The Company agrees that if this Agreement is terminated for any reason, the Shares that have been issued pursuant to this Agreement previously issued cannot and will not be requested to be returned to the Company by Consultant.

d.	Company shall pay Consultant $200,000 CASH IN THE FORM OF WIRE. Payment may be split month to month, or $25k per week for the first month. The Company acknowledges that cash compensation payments, accrued and unaccrued:

i.	Were earned in full by Consultant;

ii.	Shall be paid in full by Company;

iii.	There are no encumbrances thereon;

iv.	Are and shall be issued in accordance with the covenants of this Agreement; and

v.	Are nonrefundable, non-cancellable and non-apportionable.

e.	The Company and Consultant agree that the Shares and any additional compensation payments are being paid for compensation for consulting work done for Company and are not being paid for Consultant’s promotion of any nature whatsoever for any securities or stock for or on behalf of the Company.

f.	The Consultant represents that:

i.	It is an accredited investor as such term is defined under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”);

ii.	At no time has the Company and any affiliate of the Company requested that the Consultant purchase shares of common stock of the Company in the public marketplace and that Consultant will not at any point in time purchase shares of common of the Company in the public marketplace, nor will it pay a third party to do so;

iii.	It understands that the value of the Shares may increase or decrease and it also recognizes that the value that it may ultimately receive from the sale of such Shares may be greater or lesser than the fees that Company would otherwise have charged for such matters if Company were to have paid Consultant cash for such services. As a result, Consultant agrees that such fee arrangements are reasonable in light of such circumstances and considerations;

iv.	It is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein.

v.	It acknowledges that the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency. Furthermore, Consultant acknowledges they are not being paid to purchase Company common stock, nor will they pay a third party to do so.

vi.	Consultant acknowledges that all media disclosures and releases made by Consultant will include proper disclosures that Consultant is a third party that has been paid for such disclosures and is in compliance with all regulatory requirements including all requires under the Securities Act and the Securities and Exchange Act of 1934. All disclosures and releases will be approved by the Company prior to release or distribution

vii.	It acknowledges that Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment issued by the Securities and Exchange Commission, Federal Trade Commission or either of the aforementioned state counterparts involving any violation of any federal or state securities laws, any state or federal “fax blast” laws, rules or regulations or the United States Can-SPAM Act of 2003 or its state counterparts.

g.	Consultant further acknowledges that it is not a Broker Dealer or a registered investment advisor. The Consultant and the Company agree that the Shares shall be issued under Section 4(a)(2) under the Securities Act.

4. Representations and Warranties of the Company. This Agreement is enforceable in accordance with its terms. The Company represents that the execution and delivery of this Agreement and compliance with its terms will not conflict with or result in a breach or violation of, or default under, any of the terms, conditions or provisions of any note, bond, mortgage, security agreement, charter or other instrument, obligation or corporate restriction (including, without limitation, Articles of Incorporation and by-laws) to which Company is a part or by which the company is bound and does not violate any judgment, order, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

5. Information and Proprietary Information.

a.	“Information,” shall mean any communications or data, in any form, including, without limitation (communicated in-person, by email, fax, text or telephone) Company and individual contact information, all ideas, strategies, know-how, network configurations, system architecture, designs, drawings, test protocols, test results, innovations, formulae, processes, ingredients, written or spoken reports, plans, forecasts, current or historical data, technical, financial or business data, proposals, software, customer and third-party information, and any other material or data relating to the current and/or future business and operations of the disclosed business or opportunity.

b.	“Proprietary Information” shall mean Information which is deemed confidential or proprietary in nature by either Party, which desires to protect against unrestricted disclosure or competitive use and which is disclosed in furtherance of performance under this Agreement. Proprietary Information shall not include information which:

i.	Was within the receiving Party’s rightful possession prior to the other Party providing it, or

ii.	Was received rightfully and without confidential limitation by the receiving Party from a third party, or

iii.	Is disclosed by the receiving Party as required by applicable law or regulation, or valid order of a court, regulatory commission, or similar body.

iv.	The above exceptions (i and ii) are subject to proof that the receiving Party was doing business with the disclosed company or individual prior to the disclosure being made pursuant to this Agreement. Proprietary Information shall not be deemed to be within one of the foregoing exclusions merely because individual portions are disclosed or separately known in the public domain.

6. Confidential Information. As used in this Agreement, “Confidential Information” shall mean Information and Proprietary Information provided by a disclosing Party to a Receiving Party, whether communicated orally, electronically or in writing or obtained by a receiving Party through observation or examination of the Disclosing Party’s facilities, samples or procedures.

7. Confidentiality Obligations. The receiving Party shall hold any Confidential Information in the strictest confidence and will not directly or indirectly disclose any Confidential Information to any person or entity whatsoever, except as required for the execution of responsibilities described in this Agreement, absent the prior express written instruction of the Disclosing Party. The receiving Party shall take all steps necessary to ensure that any Confidential Information is held in the strictest confidence and that the terms and conditions of this Agreement are strictly adhered to by the receiving Party and its respective employees, affiliates, and advisors. The standard of care to be utilized by the receiving Party in the performance of its obligations set forth in this Agreement relative to its treatment of the Confidential Information shall be the standard of care, but in no event less than a reasonable standard of care, utilized by receiving Party in treating its own most proprietary, secret and confidential information, and such information shall not be subject to any unwritten right of waiver.

8. Identification of Confidential Information. If the Confidential Information is disclosed in writing, it may be labeled as confidential. If the Confidential Information is disclosed orally, the disclosing Party may inform the receiving Party that the information is to be treated as confidential. In any event, if the facts and circumstances surrounding a disclosure of information would indicate to a reasonable party that it is Confidential Information, the receiving Party shall treat such information as Confidential Information.

9. Company Disclosure. The Company recognizes and confirms that in performing its duties pursuant to this Agreement, Consultant will use and rely upon Information, Proprietary Information or other factual material furnished by the Company, a third-party provider, or their respective employees and representatives, without independent verification or evaluation. Accordingly, Consultant assumes no responsibility for the accuracy and completeness of the Information or other factual material.

The Company:

a.	Will cooperate with Consultant and will furnish Consultant with all In formation and Proprietary Information concerning the Company and any financial information or organizational or transactional information which Consultant deems appropriate;

b.	Will provide Consultant with access to the Company’s officers, directors, employees, independent accountants and legal counsel for the purpose of performing Consultant’s obligations pursuant to this Agreement, and;

c.	Represents that all Information and factual material furnished to Consultant pursuant to this Agreement shall be accurate and complete in all material respects at the time provided, and that, if the Information factual material disclosed becomes materially inaccurate, incomplete or misleading during the term of Consultant’s engagement hereunder, the Company shall promptly advise Consultant in writing.

10. No License.

a.	Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Proprietary Information disclosed to the receiving Party.

b.	With the exceptions of this Agreement regarding confidentiality and non- circumvention, which shall be binding, the Parties hereby affirm that they do not intend their discussions, correspondence, and other activities to be construed as forming a contract regarding the subject matter of the Proprietary Information or any other transaction between them without execution of such separate written agreement.

c.	All Information and factual materials shall remain the property of the Company and shall be returned to the Company upon written request.

11. Non-Solicitation. A receiving Party shall not, on his or her own behalf or on behalf of any person, firm or corporation, or in any capacity whatsoever and without the knowledge and authorization of the Disclosing Party:

a.	Solicit any persons or entities with which the disclosing Party had contracts, was negotiating contracts, or was affiliated with the disclosing Party for any transaction related to the business opportunity introduced by the Disclosing Party, or;

b.	Induce, suggest, persuade, recommend or permit any person to Induce, suggest, persuade, recommend that any person or entity terminate, alter or refrain from renewing or extending their relationship with the Disclosing Party.

12. Non-Circumvention. The Parties agree that they will not attempt to bypass or circumvent the other with respect to the business dealings being introduced in connection with this Agreement. During the term of this Agreement and for a period of six months following termination, a party hereto will not in any manner contact or initiate contact with, or otherwise enter into any transaction of any kind whatsoever with a person, business organization or opportunity introduced by a party to this Agreement unless agreed in writing by the other party (“Disclosed Party”). During the term of this Agreement and for a period of six months following termination, the Parties agree not to enter into any letters of intent, term sheets, any other binding or non-binding agreements or transactions with a Disclosed Party, or their employees, agents, advisors, affiliates and related entities or persons. The spirit of mutual trust and confidence shall be the underlying principle of this undertaking and the Parties agree to adhere thereto.

13. Developmental Trade Secrets. The Parties agree that any individual, entity, Disclosed Party or product or service introduced by a Consultant, including addresses, contact information, and any information so provided, shall be deemed to be a business opportunity, and constitute a trade secret and the good will of the Consultant (“Developmental Trade Secrets”), and shall not be disclosed by the Company without the written authorization of the Consultant. Any unauthorized use or disclosure of Developmental Trade Secrets shall be deemed to be unfair competition and will cause irreparable harm to the Consultant. The Consultant shall have the right to demand that the Company cease and desist from any unauthorized usage including the right of the Consultant to seek injunctive relief without payment of a bond.

14. Developmental Agency Communications and Transactions. The Parties recognize that the acceptance by the Company of Advisory Services that include introductions to persons or entities, including Disclosed Parties, that constitute Developmental Trade Secrets provided by the Consultant (“Developmental Agency”) is conditioned upon covenants that:

a.	Company shall not directly or indirectly communicate in-person, by email, telephone, fax or via a third party with any Developmental Agent, except through Consultant or its authorized agents;

b.	Company shall not interfere with any contract or negotiations in contemplation of the entry of a contract between Consultant and any Developmental Agent that may engage or execute a transaction for the benefit of the Company for which Consultant may be or has been compensated, except in a manner mutually acceptable to the Parties;

c.	Company shall engage in direct communication with any Developmental Agent only where permission has been granted by Consultant and that, where permission has been granted, that all such communications and their contents, including but not limited to all e-mails and faxes, shall be disclosed and provided to Consultant within twenty four (24) hours after the communication with the Developmental Agent, and;

d.	No transaction with any Developmental Agent shall close, nor any Party receive any compensation with respect thereto, unless such closing takes place through a mutually acceptable law firm or bona fide escrow company approved by Consultant and Consultant receives its agreed upon compensation and files a release of this Agreement in the escrow prior to disbursement of funds to any person or Party.

15. Scope of Confidentiality and Non-Circumvention. It is not necessary that this Agreement reference specific transaction(s) in order to be effective with regards to confidentiality and non- circumvention since this Agreement is intended to be a continuing obligation between the Parties as to all Information communicated until notice of termination is acknowledged by the both of them.

17. Competitive or Similar Materials. Notwithstanding the foregoing, in no event shall either party be precluded from discussing, reviewing, developing for itself, having developed, or developing for third parties, materials, products or services that are competitive with the materials, products or services contemplated by or embodied in any Confidential Information, irrespective of their similarity to the Confidential Information, so long as such party complies with the terms of this Agreement. Nothing contained herein shall be construed as preventing any representative of the receiving Party who had access to Confidential Information from using that information retained as part of their general skill, knowledge, talent and expertise. Access to the disclosing Party’s Confidential Information shall not preclude an individual representative of the receiving Party who has seen or otherwise had access to such Confidential Information from working on current or future projects that relate to similar subject matters.

18. Public Relations. Except as permitted hereunder, or as required by law, neither Party shall make any press release or other disclosure of any kind regarding this Agreement, any discussions or negotiations relating thereto, or the Information or Proprietary Information, without the prior written consent of the other Party.

19. Indemnification.

a.	The Company agrees to indemnify and hold harmless Consultant and its affiliates against any legal action arising from any warranties and representations provided by Company, which are materially untrue and have caused a material adverse effect upon the Company. Such indemnification shall include payment of any judgment, cost of legal representation and courts costs, if any.

b.	The Company agrees to indemnify Consultant, its employees, directors, officers, agents, affiliates, and each person, if any, who controls it within the meaning of either Section 20 of the Securities Exchange Act of 1934 or Section 15 of the Securities Act of 1933 (each such person, including Consultant is referred to as “Indemnified Party”) from and against any losses, claims, damages and liabilities, joint or several (including all legal or other expenses reasonably incurred by an Indemnified Party in connection with the preparation for or defense of any threatened or pending claim, action or proceeding, whether or not resulting in any liability) (“Damages”), to which such Indemnified Party, in connection with providing its services or arising out of its engagement hereunder, may become subject under any applicable Federal or state law or otherwise as follows:

i.	Caused by or arising out of an untrue statement or an alleged untrue statement of a material fact or omission or alleged omission to state a material fact necessary in order to make a statement not misleading in light of the circumstances under which it was made, or;

ii.	Caused by or arising out of any act or failure to act by the Company, provided, however, that the Company will not be liable to the Indemnified Party hereunder to the extent that any Damages are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Party seeking indemnification hereunder.

c.	Consultant hereby agrees to indemnify and hold the Company and its shareholders, directors, officers, employees and affiliates harmless from and against any and all liabilities, demands, claims, actions or causes of action, assessments, losses, costs, damages or expenses, including reasonable attorneys’ fees sustained or incurred by such persons, resulting from or arising out of or in any way relating to, or by virtue of:

i.	Any breach of any representation or warranty on the part of Consultant under this Agreement and Exhibit A attached hereto, unless the same will have been waived by the Company in writing;

ii.	Any failure by Consultant to comply with any applicable laws, rules or regulations, or;

iii.	Any third-party claims arising solely from Consultant’s actions or failure to take action, except any action or failure to take action by Consultant in accordance with Company’s direct instructions.

d.	These indemnification provisions shall be in addition to any liability which the Company may otherwise have to any Indemnified Party.

e.	If for any reason, other than a final non-appealable judgment finding an Indemnified Party liable for Damages for its willful misconduct, the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then the Company shall contribute to the amount paid or payable by an Indemnified Party as a result of such Damages in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its shareholders on the one hand and the Indemnified Party on the other, but also the relative fault of the Company and the Indemnified Party as well as any relevant equitable considerations.

f.	Promptly after receipt by the Indemnified Party of notice of any claim or of the commencement of any action in respect of which indemnity may be sought, the Indemnified Party will notify the Company or Consultant in writing of the receipt or commencement thereof and the Company or Consultant shall have the right to assume the defense of such claim or action, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of fees and expenses of such counsel, provided that the Indemnified Party shall have the right to control its defense if, in the opinion of its counsel, the Indemnified Party’s defense is unique or separate to it as the case may be, as opposed to a defense pertaining to the Company. In any event, the Indemnified Party shall have the right to retain one counsel reasonably satisfactory to the Company or the Consultant, at the Indemnifying Party’s sole expense, to represent it in any claim or action in respect of which indemnity may be sought and agrees to cooperate with the Indemnifying Party and its counsel in the defense of such claim or action. In the event that the Company does not promptly assume the defense of a claim or action, the Indemnified Party shall have the right to employ one counsel to defend such claim or action. Any obligation pursuant to this Section 20 shall survive the termination or expiration of the Agreement.

20. Termination. The Company may terminate the Agreement, with or without cause, by providing written notification to the Consultant. The Agreement will terminate ten days following the date of receipt of the written notification by the Consultant (“Date of Termination”). In the event of termination of the Agreement by the Company, the Consultant shall be entitled to keep any and all fees owed for the minimum 90 day term of this agreement, restricted stock or other compensation it received from the Company under the Agreement prior to the Date of Termination

21. Advisory Services Limitations. The Company acknowledges that:

a.	Consultant has been retained solely to provide the Advisory Services set forth in this Agreement;

b.	Consultant shall in all respects be deemed to act as an independent contractor and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided herein above is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes. All such income taxes and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound;

c.	Any duties of Consultant arising out of its engagement hereunder shall be owed solely to the Company;

d.	Consultant may perform certain of the services described herein through one or more of its affiliates;

e.	Consultant has not and will not provide the Company with legal, tax or accounting advice or guidance (and no advice or guidance provided by Consultant or its employees to the Company should be construed as such) and Consultant does not itself out to be advisors as to legal, tax, accounting or regulatory matters in any jurisdiction, and:

f.	The Consultant, its employees and its affiliates have not and will not provide the Company with advice that analyzes the financial needs of the Company and has not and will not issue any recommendations about the design of financing methods that may achieve the goals of the Company. Company acknowledges that it has and will continue to diligently examine its own financial goals including through the independent analysis and opinions of other persons or entities, including professionals.

g.	The Consultant, its employees and its affiliates have not and will not become involved in any negotiations with or discuss the details of any securities transaction with any Disclosed Party, including any broker, dealer or financial institution that may propose any terms for their engagement in any transaction that may involve the Company.

h.	The Consultant, its employees and its affiliates have not and will not make any investment recommendations to the Company regarding any investments that the company may make in connection with any Disclosed Party, including any broker, dealer or financial institution with whom the Company may engage or consummate any transaction. Company acknowledges that it has and will continue to diligently examine any financial transaction in which it may engage including through the independent analysis and opinions of other persons or entities, including professionals.

22. Governing Laws. This Agreement shall be defined by and construed in accordance with the laws of the State of New York, United States of America. The parties agree that any suit, action or proceeding between the parties hereto arising out of relating in any manner to this Agreement shall be resolved by binding arbitration conducted in the State of New York, New York City, or such location as agreed by the Parties, under the American Arbitration Association’s rules for arbitration of commercial disputes, but with each Party agreeing to submit to depositions. The confidentiality and nondisclosure provisions of this Agreement shall apply to the existence of any arbitration proceeding and to all communications and discovery exchanged as a result. Each party hereby expressly waives trial by jury. Any legal disputes that are determined by an Arbitrator to be non arbitrable, shall be instituted exclusively in the State of New York, New York City.

23. Required Disclosures. A receiving Party may disclose the Confidential Information if and to the extent that such disclosure is required by applicable law, legal process or court order, provided that the receiving Party uses reasonable efforts to limit the disclosure by means of a protective order or a request for confidential treatment and provides the disclosing Party prompt notice or any such legal demand or requirement and a reasonable opportunity to review the disclosure before it is made and to interpose its own objection to the disclosure. Notwithstanding the foregoing, the disclosing Party may have the right to interpose its own protective order to limit the disclosure.

24. Survival. Should any portion of this Agreement be deemed unlawful, the remainder of this Agreement shall be in full force as if that portion had not been included. The obligations set forthin Sections 5 through 20 of this Agreement will survive expiration or early termination of this Agreement.

25. No Waiver. The failure of any Party to enforce strict performance of this agreement or any one or more of its terms shall not be deemed or construed to be a waiver of any terms, conditions, rights, options, or remedies hereunder, and the same shall continue in full force and effect.

26. Successors Bound. This Agreement shall bind and inure to the benefit of the parties hereto and their successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party.

27. Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior or contemporaneous oral or written representation and warranties with regard to the subject matter hereof. The terms herein are supplemental to any contractual nondisclosure, non circumvention or trade secret agreements between the Parties and in the event of a conflict with such an agreement, this Agreement shall control. This Agreement may not be modified unless it is made in writing and signed by both Parties.

28. Signatures. The signatures below indicate the intention of each Party, and authorization of their respective organizations, to be bound by the terms stated herein as of the date first set forth above The Parties warrant and represent that the person executing this Agreement is duly authorized to execute this Agreement and to bind the Party to the terms and conditions contained herein. This Agreement may be executed in counterparts, each of which shall be deemed an original, and of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, email or electronic transmission, including by DocuSign or similar software, and such signatures shall be treated as original signatures for all applicable purposes.

Accepted by:

Brian John, Chairman of the Board, Caring Brands, Inc

Accepted by:

William S. Dunn, Manager Genesis One Holdings, LLC

Exhibit A - Scope of Services and Goals

1.	Introductions with the right persons or business entities that may provide financial and business development services;

2.	Introductions with the right persons or business entities that may provide accounting, financial and business development services;

3.	Securement and execution of financial services and business development;

4.	Introductions to partners in Media, Technologies & Marketing Services;

5.	General business advisory and business analysis of the Corporation’s proposed business plan with respect to the overall business of the corporation;

6.	Counseling in seeking new business strategies in marketing and selling Company products and services;

7.	Advice regarding aspects of the Company’s structure and marketing partnerships;

8.	Independent marketing contractor services;

9.	Business focus development;

10.	Acquisition location and advise on -completion and implementation of such acquisitions;

11.	Investor/ Broker relations;

12.	Corporate awareness program;

13.	Corporate capital structure planning, development, and introductions to funding thereof;

14.	Management and coordination of SEC reporting;

15.	Corporate Governance advice and design;

16.	Asset acquisition and financing thereof;

17.	Debt negotiation;

18.	Lease negotiation or renegotiation;

19.	Product due diligence, labeling, SKU;

20.	Management recruiting and employment negotiation; and

21.	SWOT studies and determination.